EXHIBIT 99.1
Franklin Bank, S. S. B. Submits Amended Call Report for First Quarter 2008
and Second Amended Call Reports for Third and Fourth Quarters of 2007
HOUSTON, July 7, 2008 (PRIME NEWSWIRE) — On July 1, 2008, Franklin Bank, S. S. B. (the “Bank”), a subsidiary of Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”), submitted to the Federal Deposit Insurance Corporation (the “FDIC”) an amended call report for the three months ended March 31, 2008 (the “Amended March Call Report”). In addition, the Bank also submitted to the FDIC second amended call reports for the nine months ended September 30, 2007 (the “Amended September Call Report”) and the twelve months December 31, 2007 (the “Amended December Call Report”).
The Bank is required to submit to the FDIC, on a quarterly basis, its Consolidated Reports of Condition and Income, referred to herein as “call reports.” Amendments to previously filed call reports are required by the FDIC when changes to the previously filed versions become known. The Bank’s call reports are prepared in accordance with instructions issued by the Federal Financial Institutions Examination Council and include a balance sheet, income statement, changes in equity capital and other supporting schedules as of the end of the period covered by each call report. The publicly available portions of the Bank’s call reports are available on the FDIC’s website at http://www4.fdic.gov/call_tfr_rpts/.
The financial results reported in the Bank’s call reports submitted to the FDIC reflect the operations of the Bank only, and do not include holding company operations of Franklin. In addition, financial information contained in the Bank’s call reports is unaudited and has not been reviewed by Franklin’s independent accountants. As previously reported, Franklin’s filing of its annual report on Form 10-K, including its audited financial statements, for the year ended December 31, 2007 has been delayed. While the Bank’s call reports submitted on July 1, 2008 reflect the best information available as of the time of their submission, the information in the Bank’s call reports is subject to possible revision in connection with the audit of Franklin’s financial statements since the books and records of Franklin for 2007 have not yet been closed. Accordingly, the information contained in the Amended September Call Report, the Amended December Call Report and the Amended March Call Report, is subject to these and the other qualifications contained in this press release.
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. The Company’s common stock initiated trading on the NASDAQ Stock Market (“Nasdaq”) in December 2003 under the ticker symbol FBTX. In May 2006, the Company raised additional capital through an offering of the Company’s Series A Non-Cumulative Perpetual Preferred Stock that is now trading on The American Stock Exchange (“AMEX”) under the ticker symbol FBK-P.LF.
Through its subsidiary, Franklin Bank S.S.B., the Company offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. The Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, the Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. The Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the results of the final audit of Franklin’s financial statements for 2007; Franklin’s ability to effectively implement the recommendations of its Audit Committee arising out of the Audit Committee’s previously disclosed investigation; the actions of the Nasdaq and AMEX concerning the continued listing of Franklin’s securities for trading on such exchanges, including as discussed in this press release, and the actions of other regulatory agencies which may be taken in response to the Audit Committee’s investigation and the findings thereof; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Andy Black at (713) 339-8999